Testing the Waters Materials Related to Series #19HAALAND

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#19HAALAND

‘19 TOPPS ERLING HAALAND ROOKIE CARD

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HAALAND

CURRENT VALUE: $45,000

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#19HAALAND | $45K

COMPARABLE ASSET VALUE

ASSET VALUE
+158.6%

TRANSACTIONS
7

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.  The table below sets forth the data points plotted in the Chart.

Comparable Asset	Date	Sale Price	Source / Sale Venue
Topps Chrome Bundesliga #72 Erling Haaland Gold Refractor (PSA 10)	1/15/2021	$18,100.00	eBay
Topps Chrome Bundesliga #72 Erling Haaland Gold Refractor (PSA 10)	1/22/2021	$13,500.00	eBay
Topps Chrome Bundesliga #72 Erling Haaland Gold Refractor (PSA 10)	2/23/2021	$22,000.00	eBay
Topps Chrome Bundesliga #72 Erling Haaland Gold Refractor (PSA 10)	3/27/2021	$67,700.00	eBay
Topps Chrome Bundesliga #72 Erling Haaland Gold Refractor (PSA 10)	4/8/2021	$41,000.00	PWCC
Topps Chrome Bundesliga #72 Erling Haaland Gold Refractor (PSA 10)	4/16/2021	$65,100.00	eBay
Topps Chrome Bundesliga #72 Erling Haaland Gold Refractor (PSA 10)	8/10/2021	$46,800.00	Goldin

“This is among the most-watched, bid-upon, and expensive cards not just of Erling Haaland, but of any current or retired football player.”

GOLD CARD AUCTIONS

April 2021

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#19HAALAND

'19 TOPPS ERLING HAALAND ROOKIE CARD

Erling Haaland has been known as one of soccer's brightest young stars since he was a teenager. After making his professional debut in 2015 at just 15, his scoring prowess earned him international attention. With a litany of scoring records — including becoming the fastest player to reach 20 goals in the Champions League — the 21-year-old phenom is now widely considered among the top players in the world. #19HAALAND is a 2019 Topps Chrome Erling Haaland Gold Refractor Rookie Card graded PSA 10, limited to a print-run of just 50.

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#19HAALAND | *Visuals*

Haaland received The Golden Boy award in 2020, naming him the best young player in Europe.

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RSE Archive, LLC is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. "Share" or "Stock" refers to interests in a series of RSE Archive, LLC. This communication does not constitute a solicitation to purchase or an offer to sell securities - visit our website rallyrd.com for full terms & conditions. Full details and disclaimers on http://rallyrd.com/disclaimer.

DESCRIPTION OF SERIES 2019 TOPPS ERLING HAALAND ROOKIE CARD

Investment Overview

•Upon completion of the Series #19HAALAND Offering, Series #19HAALAND will purchase a 2019 Topps Chrome Bundesliga #72 Erling Haaland Gold Refractor Rookie Card graded PSA 10 for Series #19HAALAND (The “Series 2019 Topps Erling Haaland Rookie Card” or the “Underlying Asset” with respect to Series #19HAALAND, as applicable), the specifications of which are set forth below.

•Erling Haaland is a striker for Borussia Dortmund since January 2020.  He is the only player for the team to score on his debut appearances in the Bundesliga, the DFB-Pokal and the UEFA Champions League. He scored 16 goals in his 18 appearances in his first half-season at the club.

•The Topps Company, Inc. was founded in 1938 as Topps Chewing Gum, where they produced chewing gum from a factory in Brooklyn, in 1950 they began producing trading cards with baseball cards appearing in 1951.

•The Underlying Asset is a 2019 Topps Chrome Bundesliga #72 Erling Haaland Gold Refractor Rookie Card graded PSA 10.

Asset Description

Overview & Authentication

•Erling Haaland was born on 21 July 2000 in Leeds when his father, Alf-Inge Haaland was playing soccer for Leeds United.

•Haaland first participated in international soccer games when playing with Norway’s Under-15 side during the 2015-16 season.  He scored 18 goals in 14 games.

•Haaland played for Bryne FK from 2006-2017, for Molde FK from 2017-2018, for FC Red Bull Salzburg in 2019 and has played for Borussia Dortmund since 2020.

•On May 30, 2019 Haaland scored nine goals in the FIFA Under 20 World Cup in Poland, as a result he was awarded with the Golden Boot, an award that goes to the top goal scoring player.

•The Golden Boy award, an award handed out by Italian newspaper Tuttosport honoring the best young player in Europe for the calendar year, was given to Haaland in late November of 2020.

•Haaland won the DFB-Pokal in 2020/21 with Borussia Dortmund.

•As of January 19, 2022 Erling Haaland has played 56 matches in his Bundesliga career.  Of those he has won 37.  He has put a total of 55 goals putting him at 11th place on the active scoring chart.

•ESPN wrote of the player on November 5, 2020: “That's the thing about Haaland. No matter how many goals he scores, he always wants one more.”

•At 17 Haaland became a key part of Norway’s U19 team. He scored four goals from three matches in a U19 European Championship qualifying tournament, marking a turning point in his career.

•In Spring 2008 Topps acquired the exclusive rights to the Bundesliga for trading cards and Bundesliga Match Attax was launched in January 2009.

•2019-20 Topps Chrome Bundesliga marked the second release under Topps' DFL partnership that offered direct German soccer card distribution in the United States.  They were released July 15, 2020.

•Fanatics announces it will be buying Topps for $500M in January of 2022.

•The Underlying Asset has been issued a grade of GEM MT 10 by Professional Sports Authenticators (PSA) with Certification No. 57340881.

Notable Features

•The Underlying Asset is a 2019 Topps Chrome Bundesliga #72 Erling Haaland Gold Refractor Rookie Card graded PSA 10.

•The Underlying Asset is 1 of 11 2019 Topps Chrome Bundesliga #72 Erling Haaland Gold Refractor Rookie Card examples graded PSA 10 with 0 graded higher.

Notable Defects

•The Underlying Asset’s condition is consistent with its condition grade from PSA.

Details

Series 2019 Topps Erling Haaland Rookie Card
Sport	Soccer
Professional League	Bundesliga
Player	Erling Haaland
Team	Borussia Dortmund
Year / Season	2019
Memorabilia Type	Trading Card
Manufacturer	Topps
Variety	Gold Refractor
Rarity	1 of 11 (PSA 10)
Print Run	/50
Number in Set	#72
Authentication	Professional Sports Authenticators (PSA)
Grade	10
Certification No.	57340881

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 2019 Topps Erling Haaland Rookie Card going forward.